FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2024 Results

(January 21, 2025) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the fourth quarter of 2024 of $3,726,000, a $798,000, or 17.6% decrease, from the $4,524,000 earned during the fourth quarter of 2023. Net income for the twelve months ended December 31, 2024, was $15,317,000, a $2,942,000, or 23.8% increase, over the $12,375,000 earned for the twelve months ended December 31, 2023. Basic and diluted earnings per share for the fourth quarter of 2024 and 2023 were $0.66 and $0.80, respectively and year-to-date earnings per share were $2.71 in 2024 compared to $2.19 in 2023.

The Corporation’s earnings were positively impacted by higher net interest income and non-interest income in 2024, and negatively impacted by several factors including a higher provision for credit losses and increased operating expenses, as detailed in the paragraphs that follow.

The Corporation’s net interest income (NII) increased by $1,985,000, or 15.0%, for the three months ended December 31, 2024, and $2,702,000, or 5.0%, for the twelve months ended December 31, 2024, compared to the same periods in 2023. Interest income on loans increased by $2,463,000, or 14.8%, and $11,822,000, or 19.3%, for the three and twelve months ended December 31, 2024, while interest income on securities increased by $1,688,000, or 46.5%, and $1,665,000, or 11.4%, for the same time periods. Interest expense on deposits and borrowings increased by $2,335,000, or 29.9%, and $12,289,000, or 51.6%, for the three and twelve months ended December 31, 2024, compared to the same periods in the prior year due to the interest rate environment putting pressure on deposit rates in order to maintain balances and remain competitive.

The Corporation recorded a provision for credit losses of $1,369,000 in the fourth quarter of 2024, compared to a release of provision expense of $1,048,000 for the fourth quarter of 2023. For the year-to-date period, the Corporation recorded a provision for credit losses of $1,015,000, compared to provision expense of $520,000 recorded for the twelve months ended December 31, 2023. During the fourth quarter of 2024, the Corporation saw an uptick in classified loans and slightly deterioriating national economic conditions resulting in additional provision expense. The allowance as a percentage of total loans was 1.13% as of December 31, 2024, and 1.12% as of December 31, 2023.

Other income increased by $776,000, or 19.1%, and $5,431,000, or 42.8%, for the three and twelve months ended December 31, 2024, compared to the same periods in the prior year. Trust and investment services income increased $300,000, or 39.4%, and $782,000, or 27.1%, for the three and twelve months ended December 31, 2024. Service fees increased $191,000, or 14.2%, and $1,118,000, or 23.6%, primarily related to higher fees earned on an off-balance sheet deposit sweep product and increased ATM surcharge income. Commissions increased by $126,000, or 14.2%, and $458,000, or 12.7%, primarily related to higher interchange fees on debit card transactions. The company recorded $176,000 in security gains in the fourth quarter of 2024, compared to gains of $273,000 in the fourth quarter of 2023. For the twelve months ended December 31, 2024, the Corporation recorded $159,000 in gains on security transactions, compared to losses of $1,496,000 for the twelve months ended December 31, 2023, due to the sale of a larger number of investment securities at a loss during 2023 to fund higher yielding loan growth. Gains on the sale of mortgages increased by $174,000, or 66.7%, and $1,059,000, or 138.1%, for the three and twelve months ended December 31, 2024, compared to the same periods in 2023, as the stabilization of market rates has allowed the Corporation to originate and sell more 30-year mortgages on the secondary market. Earnings on bank owned life insurance increased by $30,000, or 12.0%, for the fourth quarter of 2024, and $301,000, or 31.4%, for the twelve months ended December 31, 2024, compared to the same periods in 2023, as a result of a death benefit recognized during the second quarter of 2024.

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ENB FINANCIAL CORP

Total operating expenses increased by $1,337,000, or 10.4%, and $3,824,000, or 7.4%, for the three and twelve months ended December 31, 2024, compared to the same periods in 2023. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $1,279,000, or 17.2%, and $3,891,000, or 12.9%, for these time periods, due to an increase in performance-based incentive compensation and the cost to hire and retain qualified talent. Other operating expenses outside of salaries and benefits did not change significantly since the prior year.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2024 decreased to 0.69% and 11.11%, respectively, from 0.92% and 17.98% for the fourth quarter of 2023. For the twelve months ended December 31, 2024, the Corporation’s annualized ROA was 0.75%, compared to 0.65% in 2023, while the ROE was 12.13%, compared to 12.03% in 2023.

As of December 31, 2024, the Corporation had total assets of $2.22 billion, up 10.9%; total loans of $1.43 billion, up 4.9%; total deposits of $1.89 billion, up 9.5%; and total stockholders’ equity of $131.0 million, up 9.5%, from balances at December 31, 2023.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	December 31,		%
Balance Sheet	2024	2023	Change

Securities	$626,140	$469,020	33.5%
Total loans held for investment	1,427,269	1,360,078	4.9%
Allowance for credit losses	16,122	15,176	6.2%
Total assets	2,219,831	2,000,824	10.9%
Deposits	1,890,443	1,726,798	9.5%
Total borrowings	183,538	140,784	30.4%
Stockholders' equity	130,984	119,654	9.5%

	Three Months Ended		Twelve Months Ended
Income Statement	December 31,		December 31,
	2024	2023	2024	2023

Net interest income	$15,205	$13,220	$56,741	$54,039
Provision (release) for credit losses	1,369	(1,048)	1,015	520
Noninterest income	4,844	4,068	18,130	12,699
Noninterest expense	14,145	12,808	55,231	51,407
Income before taxes	4,535	5,528	18,625	14,811
Provision for income taxes	809	1,004	3,308	2,436
Net Income	3,726	4,524	15,317	12,375

Per Share Data
Earnings per share	0.66	0.80	2.71	2.19
Dividends per share	0.18	0.17	0.69	0.68

Earnings Ratios
Return on average assets (ROA)	0.69%	0.92%	0.75%	0.65%
Return on average stockholders equity (ROE)	11.11%	17.98%	12.13%	12.03%
Net Interest margin	2.90%	2.80%	2.87%	2.94%
Efficiency ratio	70.9%	74.6%	73.6%	74.6%

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